Exhibit 5.1

                       [DORSEY & WHITNEY, LLP LETTERHEAD]


                                February 21, 2002


Alfacell Corporation
225 Belleville Avenue
Bloomfield, New Jersey 07003

Re:  Registration Statement on Form S-1 (File No. 333-38236)



Ladies and Gentlemen:

     We have acted as counsel to Alfacell Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-1 (the "Registration Statement") filed by the Company under the Securities Act of 1933, as amended (the "Act"), relating to the registration of an aggregate of 7,794,711 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), consisting of: (i) 3,207,336 outstanding shares of Common Stock (the "Outstanding Shares"), (ii) 4,378,505 shares of Common Stock issuable upon the exercise of warrants (the "Warrants"), and (iii) 208,870 shares of Common Stock issuable upon the exercise of options (the "Options").

     As such counsel, we have participated in the preparation of the Registration Statement and have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates of public officials and have not independently verified such facts.

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     Based solely upon the foregoing,  it is our opinion that:  The  Outstanding
Shares to be sold by the shareholders as described in the Registration Statement have been validly issued and are fully paid and non-assessable. The shares of Common Stock issuable upon the exercise of the Warrants and the Options have been duly authorized and reserved and, when issued in accordance with the respective terms of the Warrants and the Options against payment therefore, will be validly issued, fully paid and non-assessable.

     Our opinion expressed above is limited to the laws of the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement relating to the registration of the Shares. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.



                                         Very truly yours,


                                         /s/ Dorsey & Whitney, LLP